Exhibit 99.1

         President, CEO, CFO and Treasurer Remarks

Thank you very much Paul.

Thank you everyone for joining us today.

Despite the economic headwinds that adversely affected the publicly traded commercial office market over recent years and the continued headwinds facing hospital systems and the related demand for medical office, our stated goals remain unchanged - sell the properties at post entitled values and make liquidating distributions as soon as possible.

In response to feedback we received in our shareholder outreach program, we made significant corporate governance and compensation changes, including the reduction of our Board size to 4 members and a reduction of the aggregate fee paid to the Chairman of the Board from $120,000 to a cap of $65,000. In addition, we reduced full-time employees to three inclusive of Peter Pitsiokos and me - and are continuing to review costs with a focus on cost/benefit and associated risk management as further discussed in my letter to shareholders.

Before going further, I sincerely want to thank our team of employees, directors and advisors for their relentless focus on the mission of maximizing future distributions to our shareholders while simultaneously deferring much of their director and advisory fees. I would also like to thank Paul Lamb for his stewardship on our Board for over 25 years and his mentorship during my tenure. I hope you all join me in wishing him success on his other global initiatives where I am sure he will be very successful.

What has happened since our last Annual Meeting?

Since last year, we defended our subdivision rights during the petitioners’ Appeal of the Article 78 proceeding and look forward to notification from the appellate court of our hearing date where we are optimistic our arguments will successfully defend our Rights and lead to a favorable ruling.

This past July, we signed an agreement for the sale of 49 undeveloped acres of our Flowerfield complex to a developer seeking entitlements for an assisted living and age restricted community. Subject to the settlement of the Article 78 litigation and unappealable site plan approval, we anticipate the sale of the 49 acres will close at the end of 2027 for a gross closing price of $28.74 million.

The success of this transaction and our overall efforts to sell our properties is contingent on securing entitlements.

Shifting to Cortlandt Manor, in March 2023, the Cortlandt Town Board adopted a Medical Oriented District with our property receiving the medical oriented district designation from the Town Board and entitlements for up to 150,000 square feet of medical office and 4,000 square feet of retail use. The property is now positioned for sale at post-entitled values. The market for medical office properties has significantly weakened following the pandemic, exacerbated by the economic headwinds facing hospitals and medical office properties; the result has been to make an already challenging development opportunity in Cortlandt even more challenging. We are reviewing alternative paths to market the property, including attracting potential developers interested in mixed use development which we believe is more attractive to developers in Cortlandt Manor, a pathway that we believe will result in an earlier sale and improved NAV on a risk adjusted basis.

Moving back to the regulatory process in Smithtown:

You’ll recall that in February 2024, the Court denied in part and granted in part our motion to dismiss the Article 78 lawsuit. Following that decision, the parties submitted briefs on the merits of the remaining contentions and are awaiting a hearing date from the appellate court. Following the hearing, we anticipate a decision will be issued by the Court in 2027, although we cannot control or influence the pace of such decision, especially since we understand the court’s docket remains backed up stemming from the legacy impact of Covid 19.

Let us now pivot toward our operations and financial update.

For the first six months of 2025, our costs in excess of operating receipts (excluding land development costs) were approximately $700,000, approximately $125,000 more than the first six months of 2024. The increase was mainly due to a $270,000 benefit in working capital in 2024 and approximately $68,000 in expenses associated with marketing our properties during 2025, offset by 2025 improvements in operations mainly comprised of approximately $120,000 in higher gross margin on our rental operation (inclusive of cap ex), and approximately $60,000 less in G&A despite the sticky inflation over the prior 12 months, with the balance of $25,000 mainly comprised of higher interest income.

Our occupancy rate is 85% as of June 2025 versus 86% at December 2023. The degradation in the commercial office market, demand for build to suit suites (which largely conflict with our capital plan) combined with inflation has pressured us to seek to increase our occupancy rate and average rate per square foot and will continue to do so.

In our second quarter 10-Q, we estimated liquidating distributions would be $14.83 per share, a decrease in the proforma NAV per share from $15.98, adjusted for the rights offering, as of December 2023. The proforma NAV per share decrease of $1.15 per share between year-end 2023 and June 2025 was caused by the timeline extension through December 31, 2027, offset partially by the upside in net value of the real estate. While NAV per share decreased, the total, NAV increased by approximately $1.65 million between year-end 2023 ($30,721,034) and June 2025 ($32,608,865) which was mainly attributable to $4.4 million in net proceeds from the Rights Offering and the change in the real estate value offset by the extension of the timeline.

Prior to 2023, we anticipated the need for capital through 2024 and locked into three term loans at fixed rates ranging from 3.75% to 3.85% with maturity dates in 2027 and 2028. As a result of those steps, Gyrodyne’s debt service was largely unaffected by the Federal Reserve Interest Rate increases prior to December 2023. In December 2023, we entered into a two year term loan (interest only) bearing interest at Wall Street prime rate plus 1.5%, with the rate now at 8.75%, which is maturing in December 2025. The total principal of the loans outstanding on June 30, 2025 was $11.0 million. The annual debt service is approximately $1 million ($300,000 of which is principal) which contributes to our forecasted annual burn rate of $1.5 million excluding land development and Article 78 related litigation expenses. The aforementioned $1.5 million term loan facility is maturing in December 2025 and will likely be repaid absent any agreement with the lender to modify the facility at acceptable terms.

Let us now discuss our property sales and marketing efforts.

On July 30, 2025, we entered into a contract for the sale of an approximately 49 acre parcel of vacant land to an affiliate of B2K Development LLC, which property forms a portion of the Company’s Flowerfield complex, for a purchase price of between $24,000,000 and $28,740,000 Based on the terms of the contract and the Town Planning Board’s Findings Statement, we estimate the gross value of the B2K contract is $28,740,000 (contingent on a pending site plan submission, which we believe will be approved by the Town Planning Board).

Now, to the regulatory process in Cortlandt Manor

As you know, Cortlandt Manor’s Town Board adopted a Medical Oriented District in 2023 with the Company’s property receiving the MOD campus designation and entitlements for up to 150,000 square feet of medical office use and 4,000 square feet of retail use, and we have since been marketing our property through our broker JLL.

We believe that a significant impediment to previously identifying a buyer for our Cortlandt Manor property, in addition to challenging macroeconomic factors, is the absence of a residential component in our mixed-use plan, a belief shared by JLL. Our original site plan and subdivision application in 2017 included a multi-family residential lot component consisting of 160-200 units, but we removed the residential component in response to extensive public comments received during the Cortlandt Manor public hearing process and input from the Cortlandt Manor Town Board.

We now believe that renewed strong demand for multi-family residential may provide for more favorable conditions for us to revert to partial residential use in our site plan and subdivision application, which we believe would make our Cortlandt Manor property more marketable and valuable, and we also believe that jointly presenting our case to the Town with a developer will enhance our prospects for approval will allow us to cast a wider net to address current demand in the Cortlandt Manor region.

In summary, although there cannot be assurances and the process is largely impacted by local officials over whom we have no control, we now anticipate the receipt of final entitlements on Flowerfield in the first quarter of 2026 and the resolution of the Article 78 proceeding in 2027, depending on the date of the hearing in the Appellate Court and the timing of the decision. We are actively marketing Cortlandt Manor with the goal of entering into sales agreements at post entitled values. As you digest the financial information presented, please remember that the real estate values previously discussed largely reflect the values prior to current interest rates and prior to any escalating inflation. The ultimate value realized is therefore largely dependent on the success of the post pandemic economic recovery, inflation, the stabilization of interest rates, and the speed at which the courts operate and the municipalities act.

Finally, while we still believe final entitlements and subsequent sales of individual properties will maximize distributions to shareholders, we remain open to offers for the properties as is and where is and or for sale of the Company itself.

I thank you very much for your anticipated continuing support.